Exhibit 99.1

VWR Enters into Definitive Agreement with Avantor

Avantor to Acquire VWR for $33.25 per Common Share In An All Cash Transaction Valued At $6.4 Billion

Avantor’s Acquisition of VWR Will Create a Vertically Integrated, Global Player in Manufacturing and Supply Chain Solutions for the Life Sciences, Advanced Technologies, and Research Industries

Combined Company Will Provide Broad Offerings and Compelling Solutions for Customers in All Stages of Their Key Activities, From Research To Production

Center Valley and Radnor, PA., May 5, 2017 – Avantor, a global supplier of ultra-high-purity materials for the life sciences and advanced technology industries, and VWR (NASDAQ: VWR), the major global independent provider of product, supply chain, and service solutions to laboratory and production customers, today announced that they have entered into a definitive agreement under which Avantor will acquire VWR for $33.25 in cash per share of VWR common stock, reflecting an enterprise value of approximately $6.4 billion. The purchase price represents an approximate 17% premium to the unaffected closing stock price on May, 2, 2017, the day prior to the start of market speculation regarding a potential sale of VWR. The purchase price also represents an approximate 20% premium to the 30 trading day volume weighted average price (VWAP), and an approximate 24% premium to the 90 trading day VWAP of VWR common stock as of May 2, 2017.

Combined Company Uniquely Positioned to Serve Customers Globally

Avantor’s acquisition of VWR will create a major consumables-focused solutions and services provider to the high-growth life sciences and advanced technologies industries, as well as education, government, and research institutions across the globe. The acquisition will build on each company’s strengths, including Avantor’s cGMP manufacturing processes, significant exposure to emerging markets and VWR’s significant position across the Americas and Europe. The combined company will be a vertically integrated organization, serving a global customer base in all areas of their activities, from research through production – a unique advantage in a fast growing marketplace.

Michael Stubblefield, Chief Executive Officer of Avantor, said, “Avantor’s acquisition of VWR is both highly compelling and complementary. We will bring together our well-known expertise in ultra-high-purity materials and customized solutions with VWR’s global scale, unparalleled channel access, and deep customer relationships. Collectively, this will create a larger, stronger and more diversified company with significantly enhanced scale and product breadth. The global customers that we plan to serve in a more high-touch manner will immediately benefit from the combination, as we will provide end-to-end solutions that offer increased quality, effectiveness, and productivity.”

Mr. Stubblefield continued, “Avantor and VWR share a dedication to enabling the advancement of science worldwide and a commitment to quality, safety, innovation and customer service.

Both of our companies have highly qualified employees who are dedicated to helping our customers succeed. We look forward to welcoming VWR’s more than 10,000 employees to Avantor and to our continued success as one team upon the successful completion of the transaction. We expect that this acquisition will expand opportunities for our employees, as part of a larger, high-growth enterprise.”

Agreement Reflects VWR’s Strong Performance

Manuel Brocke-Benz, President and Chief Executive Officer of VWR, commented, “Since our IPO, VWR has made significant progress executing on our strategy to drive organic growth, and the first quarter 2017 results that we will announce today clearly show that VWR’s growth story remains on track. Given the changing dynamics in the highly fragmented and diverse life sciences sector, we believe that combining Avantor’s advanced materials and solutions with VWR’s unparalleled distribution capabilities and breadth of offerings represents a compelling value proposition. I am confident that this acquisition will create a highly differentiated organization, one that is uniquely positioned to serve the growing needs of laboratory and production customers around the world.”

New Mountain Capital to Continue as Lead Shareholder of the Combined Company

Matt Holt, Managing Director at New Mountain Capital, said, “We believe this combination creates significant value for all stakeholders including customers, partners and the employees. The combined company will have a strong position as a vertically integrated, global player in manufacturing and supply chain solutions for the life sciences, advanced technologies, and research industries.”

The agreement followed the unanimous approval by the Board of Directors of both VWR and Avantor. Completion of the transaction is subject to the expiration of a “go-shop” period, the expiration or termination of the applicable waiting period under Hart-Scott-Rodino Antitrust Improvements Act and European Commission approval, obtaining any required clearance, consent or approval under applicable foreign antitrust laws, VWR shareholder approval, and other customary closing conditions. Varietal Distribution Holdings, LLC, the largest shareholder of VWR comprised of, among other parties, Madison Dearborn Partners (MDP), which has been a significant shareholder of VWR since 2007, and certain officers and directors of VWR, has signed a voting and support agreement committing it to vote in favor of the transaction, representing approximately 34.8% of the total issued and outstanding shares of common stock of VWR.

Following the closing of the acquisition, which is expected in the third quarter of 2017, New Mountain Capital will be the lead shareholder of the combined company, and MDP will not own any shares of common stock of the combined company. The combined company will be led by Mr. Stubblefield upon closing.

Goldman Sachs, Jefferies LLC, and Barclays are acting as financial advisors to Avantor, and Simpson Thacher & Bartlett LLP is serving as legal advisor to Avantor. BofA Merrill Lynch is acting as exclusive financial advisor to VWR, and Kirkland & Ellis LLP is acting as legal advisor. Fully committed financing of the acquisition has been provided by Goldman Sachs, Barclays, and Jefferies LLC.

VWR First Quarter Financial Results

VWR will report its first quarter 2017 financial results on May 5, 2017.

In light of the announcement of VWR’s definitive agreement with Avantor, VWR no longer plans to provide or update financial guidance and will not hold the investor conference call on its first quarter 2017 results, previously planned for 8:00AM ET on May 5, 2017.

About Avantor

Avantor is a global supplier of ultra-high-purity materials for the life sciences and advanced technology markets. The company provides performance materials and solutions for the production and research needs of approximately 7,900 customers across the biotechnology, pharmaceutical, medical device, diagnostics, aerospace & defense, and semiconductor industries.

Avantor’s product portfolio includes more than 30,000 products that meet increasingly stringent standards across technology driven and highly regulated markets. Avantor manufactures and markets its products around the world under several respected brand names. Avantor’s brands of performance chemistries include the J.T.Baker®, Macron Fine Chemicals™, Rankem™, BeneSphera™, Puritan Products™, and POCH™ brands. Avantor’s brands of advanced silicones include the NuSil™ and CareSil brands. For more information visit www.Avantormaterials.com.

About VWR

VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is a global independent provider of product and service solutions to laboratory and production customers. With sales in excess of $4.5 billion in 2016, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of more than 10,200 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals. For more information on VWR please visit www.VWR.com.

About New Mountain Capital

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, public equity, and credit funds with approximately $15 billion in aggregate capital commitments. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit www.newmountaincapital.com.

About Madison Dearborn Partners, LLC

Madison Dearborn Partners, LLC (MDP), based in Chicago, is a leading private equity investment firm in the United States. Since MDP’s formation in 1992, the firm has raised seven funds with aggregate capital of approximately $23 billion and has completed approximately 130 investments. MDP is currently investing out of its most recent fund, $4.4 billion MDCP Fund VII, in businesses across a broad spectrum of industries, including health care; basic industries; business and government services; consumer; financial and transaction services; and telecom, media and technology (TMT) services. For more information, please visit http://www.mdcp.com.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this press release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The parties may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain shareholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, (4) risks related to disruption of the attention of Avantor’s and VWR’s managements from their respective ongoing business operations due to the proposed transaction, and (5) the effect of the announcement of the proposed transaction on the ability of each party to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the parties’ views as of the date on which such statements were made. The parties anticipate that subsequent events and developments may cause their views to change. However, although the parties may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the parties’ views as of any date subsequent to the date hereof.

Additional Information and Where to Find It

In connection with the proposed transaction, VWR will file with the Securities and Exchange Commission (the “SEC”) and furnish to VWR’s shareholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, VWR’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of documents filed by VWR with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain a free copy of VWR’s filings with the SEC from VWR’s website at http://investors.vwr.com or by directing a request to: VWR Corporation, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, (610) 386-1700

VWR and certain of its directors, executive officers, and certain other members of management and employees of VWR may be deemed to be participants in the solicitation of proxies from shareholders of VWR in favor of the proposed merger. Information about directors and executive officers of VWR is set forth in the proxy statement for VWR’s 2017 annual meeting of shareholders, as filed with the SEC on Form DEF 14A on March 31, 2017. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the merger that VWR will file with the SEC and furnish to VWR’s shareholders.

CONTACTS:

Avantor

Media Contacts:

Allison Hosak

Senior Vice President, Global Communications

610.573.2661

allison.hosak@avantorinc.com

Jeremy Fielding / Daniel Yunger

Kekst

212.521.4800

VWR Corporation

Media Contact:

Valerie Collado

Director, Corporate Communications

VWR International, LLC

484.885.9338

Valerie collado@vwr.com

Investor Contact:

John Sweeney, CFA

VP, Investor Relations

VWR Corporation

Phone: +610.386.1483

ir@vwr.com

New Mountain Capital

Media Contact:

Dana Gorman

Abernathy MacGregor

212.371.5999

dtg@abmac.com

Madison Dearborn Partners

Media Contact:

Chuck Dohrenwend

Abernathy MacGregor

212.371.5999

cod@abmac.com